================================================================================

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

Filed by the Registrant  [X]

Filed by a party other than the Registrant  [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for use of the Commission only
     (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                   Q-MED, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1. Title of each class of securities to which transaction applies:
     ___________________________________________________________________________


     2. Aggregate number of securities to which transaction applies:
     ___________________________________________________________________________


     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     ___________________________________________________________________________


     4. Proposed maximum aggregate value of transaction:
     ___________________________________________________________________________


[ ] Check box if any part of the fee is offset as provided by Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1. Amount Previously Paid:
     ___________________________________________________________________________


     2. Form, Schedule or Registration Statement No.:
     ___________________________________________________________________________


     3. Filing Party:
     ___________________________________________________________________________


     4. Date Filed:
     ___________________________________________________________________________


================================================================================

                                   Q-MED, INC.
                              100 METRO PARK SOUTH
                        LAURENCE HARBOR, NEW JERSEY 08878

                            ------------------------

                            NOTICE OF ANNUAL MEETING

                            ------------------------
                                                                    May 25, 2000

     NOTICE IS HEREBY given that the Annual Meeting of the stockholders of qmed, Inc. (the "Company"), will be held at the Sheraton at Woodbridge Place, Iselin, New Jersey 08830, on June 26, 2000 at 10:00 A.M., for the following purposes:

     1.   To elect a Board of Directors.

     2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000.

     3. To ratify the selection of the Company's independent certified public accountants for the current fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on May 24, 2000 as the record date for the determination of stockholders who are entitled to notice of, and to vote at the 2000 Annual Meeting of stockholders. Only stockholders of record as of the close of business on May 24, 2000 will be entitled to notice of and to vote at the annual meeting.

     Please sign, date and mail the enclosed proxy promptly in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

     THE COMPANY URGES THAT AS MANY STOCKHOLDERS AS POSSIBLE BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT AND THEN FILL IN, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. IF YOU ARE PRESENT IN PERSON AT THE MEETING, YOU MAY VOTE IN PERSON REGARDLESS OF HAVING SENT IN YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING AND YOUR PROMPTNESS WILL ASSIST US IN PREPARATIONS FOR THE MEETING.

                                        By Order of the Board of Directors
                                        Herbert H. Sommer, Secretary

                       THIS PAGE INTENTIONALLY LEFT BLANK

                                   Q-MED, INC.
                              100 METRO PARK SOUTH
                        LAURENCE HARBOR, NEW JERSEY 08878

                            ------------------------

                                 PROXY STATEMENT

                            -------------------------



                                                                    May 25, 2000

     This proxy statement sets forth certain information with respect to the accompanying proxy proposed to be used at the 2000 Annual Meeting of stockholders (the "Meeting") of qmed, Inc. (the "Company") or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The proxy statement and enclosed form of proxy are first being mailed to stockholders on or about June 5, 2000. The Board of Directors of the Company solicits this proxy and urges you to sign the proxy, fill in the date and return same immediately.

     Shares of the Company's common stock, $.001 par value (the "Common Stock"), represented by valid proxies in the enclosed form, executed and received in time for the meeting, will be voted as directed, or if no direction is indicated, will be voted for the election as directors of the nominees described herein and in favor of proposal Nos. 2 and 3. Proxies are being solicited by mail, and, in addition, officers and regular employees of the Company may solicit proxies by telephone or personal interview. As is customary, the expense of solicitation will be borne by the Company. The Company will also reimburse brokers for the expenses of forwarding proxy solicitation material to beneficial owners of shares held of record by such brokers. Your prompt cooperation is necessary in order to insure a quorum and to avoid expense and delay.

     PROXIES ARE REVOCABLE AT ANY TIME PRIOR TO BEING VOTED EITHER BY WRITTEN NOTICE DELIVERED TO THE SECRETARY OF THE COMPANY OR BY VOTING AT THE MEETING IN PERSON.

     The mailing address of the principal executive offices of the Company is 100 Metro Park South, 3rd Floor, Laurence Harbor, NJ 08878. The annual report of the Company for the fiscal year ended November 30, 1999 ("Fiscal 2000") including consolidated financial statements, supplementary financial information and management's discussion and analysis of financial condition and results of operations, accompanies this proxy statement.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     The Company's by-laws provide that the Board of Directors be comprised of three to fifteen directors. The Board of Directors have, pursuant to the by-laws, fixed the number of directors to serve until the next annual meeting of stockholders at six. Therefore, six directors are to be elected until the next annual meeting or until their successors have been elected and qualified. Proxies are solicited in favor of the nominees named below, all of whom are now serving as directors. In the event one or more of the nominees is unable to serve as a director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. The Company is unaware of any information which would indicate that any of the nominees will be unable to serve and is not presently considering any additional persons to serve on the board.

                                                              Director
Name                                      Age                   Since           Present Title
----                                      ---                   -----           -------------
Michael W. Cox                            58                    1983            Chief Executive Officer,
                                                                                President and Treasurer

David Feldman                             60                    1999            Chairman of the Board

Richard I. Levin, M.D.                    51                    1983            Vice President, Medical
                                                                                Director, and Director

Robert A. Burns                           74                    1983            Director

A. Bruce Campbell, Ph.D.,
   M.D., F.A.C.D.                         51                    1999            Director

Herbert H. Sommer                         42                    1996            Secretary and Director

     Directors are elected to serve until the next Annual Meeting of shareholders and until their successors have been elected and qualified. The Company's officers are appointed by the Board of Directors and hold office at the will of the board.

     Mr. Cox, a founder of the Company, has served as its President and Treasurer since February, 1983 and served as Chairman of the Board from 1983 to 1996.

     Mr. Feldman was appointed Chairman of the Board in March 1999. Mr. Feldman is director of a number of mutual funds in the Dreyfus Group and of Heitman Financial LTD., a real estate investment firm. He is former Chairman and CEO of AT&T Investment Management Company, the management subsidiary of the telecommunications giant's pension funds. At the time of his retirement in 1997, Mr. Feldman had responsibility for the management of $70 billion in assets. He was the first Chairman of the New York Stock Exchange Pension Managers

Advisory Committee as well as former Chairman of the Financial Executives Institute's Committee on Investment of Employee Benefits Assets. He continues to serve as an ex-officio member of the latter two organizations.

     Dr. Levin, a founder of the Company, has been Vice President, Medical Director and Secretary of the Company since February, 1983. Dr. Levin is a Professor of Medicine at New York University School of Medicine and has served as Associate Dean there since 1997. Dr. Levin also serves as director of the New York University School of Medicine Laboratory for Cardiovascular Research and is the President of the American Heart Association, New York City affiliate. He is certified as a Diplomat from the National Board of Medical Examiners, American Board of Internal Medicine and in the sub-specialty of Cardiovascular Diseases (American Board of Internal Medicine and Cardiology). Dr. Levin also is a Fellow of the American College of Physicians, Fellow of the American College of Cardiology, and a member of the American Federation for Clinical Research, among other professional affiliations. Dr. Levin devotes such time and attention to the business affairs of the Company as he and the Company's Board of Directors deem appropriate.

     Mr. Burns, a founder of the Company, has served as a director and consultant to the Company since February, 1983. Since 1981, Mr. Burns has been the sole shareholder and President of Stuart Allen, Inc., a corporation, engaged in marketing, consulting and contract administration. From 1980 to 1981, Mr. Burns was the President of High Stoy Technological Corporation, a company that manufactured and sold medical ultrasound equipment and whose assets were sold to Squibb Corporation. From 1972 to 1979, Mr. Burns was President and Chief Operating Officer of MetPath, Inc., which operates a national clinical reference laboratory and which has since been acquired by Corning Glass Works, Inc.

     Dr. Campbell was appointed a Director in February 1999. He served as President of Monsanto Health Solutions from 1997 to 1998, Senior Vice President of Aetna US Healthcare, Inc., the nation's largest health insurer from 1996 to 1997 and Chief Medical Officer of Aetna Health Plans from 1994 to 1996. He was also Vice President, Medical Programs, for Scripps Health and is currently President and CEO of Camber Companies, LLC, a privately funded multi-disciplinary musculoskeletal ambulatory treatment center business.

     Mr. Sommer was appointed a Director and Secretary of the Company in June 1996. Mr. Sommer, whose firm, Sommer & Schneider LLP, serves as the Company's outside general counsel, has engaged in the private practice of law for the past 13 years and is licensed to do so in the State of New York. Mr. Sommer served as a director of MediData International, Inc. during 1994. Mr. Sommer's distinctions include serving as the founding Chairman of the Securities Law Committee of the Nassau County Bar Association from 1989 to 1991.

     For information concerning meetings, committees and compensation paid to the above nominees during Fiscal 1998, see "Information Concerning the Board of Directors and Committees."

                                 PROPOSAL NO. 2
               APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED
             CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK

Introduction

     The Company's Restated Certificate of Incorporation currently authorizes the issuance of twenty million (20,000,000) shares Common Stock, with a par value of $.001 per share. The Board of Directors on May 24, 2000, adopted a resolution proposing that the Restated Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock to forty million (40,000,000) shares, subject to stockholder approval of the amendment.

Current Use of Shares

     As of May 2, 2000, the Company had 12,821,293 shares of Common Stock outstanding and approximately 3,300,000 shares reserved for future issuance under the Company's employee stock plans, of which, currently, approximately 1,468,000 are covered by outstanding options and approximately 890,000 are available for grant or purchase. In addition, an additional 1,554,282 shares are reserved for issuance upon the exercise of outstanding warrants. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company currently has approximately 3,266,000 shares remaining available for other purposes.

Proposed Amendment to Restated Certificate of Incorporation

     The Board of Directors has adopted resolutions setting forth (i) the proposed amendment to the first paragraph of Article IV of the Company's Restated Certificate of Incorporation (the "Amendment"); (ii) the advisability of the Amendment; and (iii) a call for submission of the Amendment for approval by the Company's stockholders at the Annual Meeting.

     The following is the text of the first paragraph of Article IV of the Restated Certificate of Incorporation of the Company, as proposed to be amended:

     "The aggregate number of shares which the Corporation shall have authority to issue shall be forty million (40,000,000) of the par value of $.001 each, all of which shall be Common Stock."

Purpose and Effect of the Proposed Amendment

     The Board of Directors believes that it is in the Company's best interest to increase the number of shares of Common Stock that may be issued in order to give the Company additional flexibility to issue shares of Common Stock in future public and private financing transactions. Although the Board of Directors has no immediate plans, understandings, agreements or commitments to issue any of the additional shares of Common Stock that would be authorized upon the approval of the Amendment, other than upon the exercise of outstanding options and warrants, the Board of Directors may in the future give consideration to various plans and financing that may involve the issuance of Common Stock.

     The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

     Under the Company's Restated Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. If the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power, and shareholdings of current stockholders. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance would likely not require that current stockholders receive notice of such issuance or require approval of current stockholders unless, for example, the Board of Directors elected to increase the number of shares of Common Stock available for issuance under the Company's employee stock plans or elected to issue more than 20% of the number of shares of Common Stock outstanding in any one transaction.

Potential Anti-Takeover Effect

     The proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the proposal. The increased number of authorized shares of Common Stock could discourage, or be used to impede, an attempt to acquire or otherwise change control of the Company. The private placement of shares of Common Stock into "friendly" hands, for example, could dilute the voting strength of a party seeking control of the Company. Furthermore, many companies have issued warrants or other rights to acquire additional shares of Common Stock to the holders of its Common Stock to discourage or defeat unsolicited share accumulation programs and acquisition proposals, which programs or proposals may be viewed by the Board of Directors as not in the best interest of the Company and its stockholders. Although the Company has no present intent to use the additional authorized shares of Common Stock for such purposes, if this Proposal is adopted, more capital stock of the Company would be available for such purposes than is currently available.

Vote Necessary to Approve the Amendment

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for approval of the Amendment. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) effectively count as votes against the Amendment.

Recommendation of the Board

     The Board of Directors recommends a vote "FOR" the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from Twenty Million (20,000,000) shares to Forty Million (40,000,000) shares. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the Amendment.

                                 PROPOSAL NO. 3
              TO RATIFY THE SELECTION OF AMPER, POLITZINER & MATTIA
                   AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has recommended that Amper, Politziner & Mattia be retained as the Company's independent certified public accountants for the fiscal year ending November 30, 2000. Although this recommendation is not required to be submitted to a vote of stockholders, the Board of Directors believes it appropriate as a matter of policy that this recommendation be submitted for ratification at the Company's annual meeting. In the event the stockholders do not ratify the retention of Amper, Politziner & Mattia, the selection of other independent auditors will be considered by the Board of Directors. See "Relationship with Independent Certified Public Accountants."

STOCKHOLDER VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares present in person and by proxy and voting at the Meeting is required for ratification of the selection of independent certified public accountants.

     The Board of Directors recommends a vote FOR ratification of the selection of Amper, Politziner & Mattia.

                        VOTING SECURITIES AND RECORD DATE

     Holders of Common Stock of the Company of record at the close of business on May 24, 2000, are entitled to notice and to vote at the Meeting. At the close of business on May 24, 2000, the Company had 12,843,293 shares of Common Stock outstanding, each of which entitled the holder thereof to one vote.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May 2, 2000, the number and percentage of shares of Common Stock of the Company, owned of record and beneficially, by each person known by the Company to own 5% or more of such stock, each director of the Company and by all executive officers and directors of the Company, as a group:

                                      Approximate                    Approximate
                                       Number of                      Percent of
Name                                   Shares (1)                     Class (2)
----                                 ------------                     ---------

Michael W. Cox                       1,676,466(3)                       12.6%

Robert A. Burns                         68,958(4)                         <1%

Richard I. Levin, M.D.                 282,698(5)                        2.2%

David Feldman                           10,000(6)                         <1%

Herbert H. Sommer                       47,500(7)                         <1%

A. Bruce Campbell, M.D.                 10,000(8)                         <1%

Galen Partners III, L.P.             3,033,638(9)                       21.9%

Officers and
Directors as a
Group ( 6 Persons)                   2,314,092(10)                      16.7%

------------

(1) Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. Unless otherwise indicated, beneficial ownership includes both sole investment and voting power.

(2) Based upon 12,821,293 shares of Common Stock outstanding as of May 2, 2000 and, with respect to each stockholder, the number of shares which would be outstanding upon the exercise by such stockholder of outstanding rights to acquire stock, either upon exercise of outstanding options, warrants or conversion of other securities.

(3) Includes 486,912 shares which may be obtained upon the exercise of outstanding options.

(4) Includes 30,000 shares which may be obtained upon the exercise of outstanding warrants.

(5) Includes 271,412 shares which may be obtained upon the exercise of outstanding options.

(6) Consists of 10,000 shares which may be obtained upon the exercise of outstanding warrants.

(7) Consists of 47,500 shares which may be obtained upon the exercise of outstanding warrants and options.

(8) Consists of 10,000 shares which may be obtained upon the exercise of outstanding options.

(9) Includes 2,015,838 shares owned by Galen Partners III, L.P. and two other private funds which are managed jointly with Galen Partners III L.P. (collectively the "Galen Funds"), and 1,019,259 shares which may be acquired by the Galen Funds and persons managing the Galen Funds upon the exercise of outstanding warrants.

(10) Includes a total of 1,037,824 shares which may be obtained by officers and directors upon the exercise of outstanding options or warrants.

     The business address of Messrs. Cox, Burns and Levin is 100 Metro Park South, Laurence Harbor, New Jersey 08878. Mr. Campbell's business address is 302
W. Main Street, Suite 208, Avon, Connecticut 06001. Mr. Feldman's business address is 466 Lexington Avenue, New York, New York 10017. Galen Partners III, L.P. address is 610 Fifth Avenue - 5th Floor, Rockefeller Center, New York, New York 10020. Mr. Sommer's business address is Sommer & Schneider LLP, 595 Stewart Avenue, Suite 710, Garden City, New York 11530.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten-percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended November 30, 1999 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

            INFORMATION CONCERNING BOARD OF DIRECTORS AND COMMITTEES

GENERAL

     During Fiscal 1999, the Company paid no director's fees. All directors are reimbursed for travel and other expenses relating to attendance at board meetings. Directors who are officers of the Company receive no additional compensation for service on the board. During Fiscal 1999, the Board of Directors met formally three times. All directors attended all of the meetings.

     The Board of Directors established an Audit Committee by resolution dated February 20, 1998. The Audit Committee presently consists of three members, Messrs. Cox, Feldman and Campbell. The primary purposes of the Audit Committee will be (i) to review the scope of the audit to be performed; (ii) to meet with the Company's independent certified public accountants to review the results of the audit; (iii) to review with the Company's independent certified public accountants the Company's internal auditing proceedings and controls; (iv) to make recommendations regarding the selection of the Company's independent certified public accountants; and (v) to review the Company's quarterly financial statements prior to public issuance.

     In the absence of a compensation, stock option or special committee comprised of a majority of independent directors, the Audit Committee will review any transaction of the Company in which a director or officer has a material interest.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain summary information regarding the compensation of the Company's Chief Executive Officer and each of its other executive officers whose total salary and bonus for the fiscal year ended November 30, 1999 exceeded $100,000:


 Name and              Year                                    Other       Restricted                            All Other
 Principal             Ended                                  Annual          Stock     Options/      LTIP        Compen-
 Position             Nov. 30,      Salary       Bonus     Compensation      Awards       SARs      Payouts        sation
 --------             --------      ------       -----     ------------      ------       ----      -------        ------
Michael W. Cox          1999        $140,400     $ -0-        $ -0-            -0-      200,000/0     $-0-          $-0-
President,              1998         133,477       -0-          -0-            -0-         0/0         -0-           -0-
Chief Executive         1997         110,400       -0-          -0-            -0-      5,500/0        -0-           -0-
Officer

Richard I. Levin        1999        $ 94,260     $ -0-        $ -0-            -0-         0/0        $-0-          $-0-
Vice President,         1998         103,629       -0-          -0-            -0-         0/0         -0-           -0-
Medical Director        1997         118,260       -0-          -0-            -0-      5,500/0        -0-           -0-

STOCK OPTION PLANS

     On February 3, 1986, the Company's Board of Directors adopted an incentive stock option plan entitled, "qmed, Inc. 1986 Incentive Stock Option Plan" (the "1986 Plan"). The 1986 Plan was approved by the Company's shareholders in April, 1986. In December, 1986, the 1986 Plan was amended to authorize the issuance of non-qualifying stock options ("Non-Qualifying Options") with a maximum exercise period of ten years and to bring the administration of outstanding Non-Qualifying Options within the 1986 Plan.

     Pursuant to the 1986 Plan, 700,000 shares of the Company's Common Stock were reserved for issuance upon exercise of options. Options are granted by an independent committee appointed by the Board of Directors of the Company and no member of such committee is eligible to receive any options under the 1986 Plan. Options permit the grantees to purchase shares of the Company's Common Stock at a price equal to at least 100% of the market value of the stock at the date of grant. The Options are exercisable for a period of up to five years from the date of the grant, in the case of Incentive Stock Options and ten years in the case of Non-Qualifying Stock Options, are non-transferable and are not exercisable after 3 months if the employee leaves the Company's employ.

     As of November 30, 1998, all options to purchase shares of Common Stock available had been granted under the 1986 Plan.

     In September, 1990, the Board of Directors adopted the qmed, Inc. 1990 Employee Stock Incentive Plan (the "1990 Plan"). The 1990 Plan was approved by the Company's stockholders at the Company's Annual meeting in November, 1990. Pursuant to the 1990 Plan eligible participants of the Company, its subsidiaries and affiliates may receive, until September 25, 2000, stock options, stock appreciation rights, restricted stock or deferred stock awards for up to 1,000,000 shares of the Company's Common Stock.

     Pursuant to the 1990 Plan, an independent committee, in its discretion, determines those directors of the Company to be granted Director Stock Options and those officers and other key employees of the Company, its subsidiaries and affiliates to be granted Employee Stock Options, Stock Appreciation Rights, Restricted Stock Awards or Deferred Stock Awards or a combination, thereof; the type of grants to be made; the number of shares subject to such grants; the terms and conditions of the awards, including restrictions on Director Stock Options, Employee Stock Options or other awards and/or the stock relating thereto based on performance and/or such other factors as the Committee in its sole discretion determines and vesting acceleration features based on performance and/or such other factors as the Committee in its sole discretion determines; and whether, to what extent and under what circumstances stock and other amounts payable with respect to an award may be deferred either automatically or at the participant's election. Grants of options to purchase 141,128 shares were made under the 1990 Plan during Fiscal 1999.

     As of November 30, 1999, there were options to purchase 4,999 shares of Common Stock available to be granted under the 1990 Plan.

     In March 1997 the Company's Board of Directors adopted the Q-Med 1997 Equity Incentive Plan (the "1997 Plan"). The 1997 Plan was approved by the Company's stockholders at the Company's Annual meeting in May, 1997. Pursuant to the 1997 Plan eligible participants of the Company, its subsidiaries and affiliates may receive, until July 31, 2007, stock options, stock appreciation rights, restricted stock or deferred stock awards for up to 600,000 shares of the Company's Common Stock. Grants of options to purchase 429,000 shares were made under the 1997 Plan during Fiscal 1999.

     As of November 30, 1999, there were options to purchase 6,965 shares of Common Stock available to be granted under the 1997 Plan.

     In September 1999 the Company's Board of Directors adopted the Q-Med 1999 Equity Incentive Plan (the "1999 Plan"). The 1999 Plan was approved by the Company's stockholders at the Company's Annual meeting in October 1999. Pursuant to the 1999 Plan eligible participants of the Company, its subsidiaries and affiliates may receive, until August 31, 2009, stock options, stock appreciation rights, restricted stock or deferred stock awards for up to 1,000,000 shares of the Company's Common Stock. Grants of options to purchase 55,128 shares were made under the 1999 Plan during Fiscal 1999.

     As of November 30, 1999, there were options to purchase 944,872 shares of Common Stock available to be granted under the 1999 Plan.

     The following table sets forth as to each executive officer of the Company listed in the Summary Compensation table above concerning certain options granted during the year ended November 30, 1999:


                                         % of Total
                                         Options/SARs
                        Options/         Granted to
                          SARs           Employees in                Exercise or Base     Expiration
Name                    Granted          Fiscal Year                 Price Per Share         Date
----                   -----------       ------------                ----------------     -----------
Michael W. Cox         200,000 / 0       41.3% / N/A                     $ 2.75           2/17/2009

Richard I. Levin         0 / 0              0 / N/A                      $  N/A               N/A

     The following table sets forth as to each executive officer listed in the Summary Compensation table above certain information concerning the exercise of options during the year ended November 30, 1999 and options outstanding as of such date:

                                                                                         Value of
                                                                    Number of           Unexercised
                                                                   Unexercised          in-the-Money
                           Shares                                    Options              Options
                         Acquired                                  Exercisable/         Exercisable/
Name                    on Exercise          Value Realized       Unexercisable        Unexercisable
----                    -----------          --------------       -------------        -------------
Michael W. Cox              0                    $  0               286,912/0           $620,552/0

Richard I. Levin            0                    $  0               281,412/0           $577,589/0

BOARD REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors did not, during Fiscal 1999, have a compensation or similar committee. Accordingly, the full Board of Directors is responsible for determining and implementing the compensation policies of the Company.

     The Board's executive compensation policies are designed to offer competitive compensation opportunities for all executives which are based on personal performances, individual initiative and achievement, as well as assisting the Company in attracting and retaining qualified executives. The Board also endorses the position that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value.

     Compensation paid to the Company's executive officers generally consists of the following elements: base salary, annual bonus and long-term compensation in the form of stock options and the 401(k) Savings Plan. Compensation levels for executive officers of the Company is determined by a consideration of each officer's initiative and contribution to overall corporate performance and the officer's managerial abilities and performance in any special projects that the officer may have undertaken. Competitive base salaries that reflect the individual's level of responsibility are important elements of the Company's executive compensation philosophy. Subjective considerations of individual performance are considered in establishing annual bonuses and other incentive compensation. In addition, the Board considers the Company's financial position and cash flow in making compensation decisions.

     The Company has certain broad-based employee benefit plans in which all employees, including the named executives, are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 1999, the Company also made matching contributions to the 401(k) Savings Plan for those participants.

MR. COX' COMPENSATION AND EMPLOYMENT AGREEMENT

     In reviewing Mr. Cox' performance in 1998 and determining appropriate compensation, the Board, acting through an ad hoc committee of independent directors consisting of Mr. Burns and Howard Waltman, who served as the Company's Chairman until March 1999, took the following into consideration:

     Mr. Cox was the principal force behind the Company's continuing efforts to market and sell its ohms|cad system. In addition, Mr. Cox was instrumental in obtaining a $2,000,000 private placement in the beginning of Fiscal 1999, the restructuring of a portion of the Notes issued as part of the placement into equity and raising an additional $2,200,000 of equity financing at the end of Fiscal 1999. Upon the recommendation of Messrs. Burns and Waltman, Mr. Cox' amended employment agreement provides for significant cash and equity incentives based upon the Company's growth and performance.

     In recognition of these accomplishments, Mr. Cox base salary was increased to $140,000 per year from $110,000 per year in March 1998. The ad hoc committee believed this base level to be more in line with compensation paid to the chief executive officers in companies similar to the Company and recommended that other performance based compensation be given consideration. In December 1998, the Company and Michael W. Cox amended and extended Mr. Cox's employment agreement, which was entered into in June 1995, replacing discretionary bonuses with performance based compensation. The agreement was extended to end November 30, 2000 and provides for an initial base salary of $140,000 and increases based upon the Company managing a certain number of lives using the Company's disease management system as follows:

                                                    Annual Rate of
           Number of Lives                           Base Salary
           ---------------                          --------------
                400,000                               $180,000
                500,000                               $200,000
                640,000                               $250,000

     The amended agreement also provides for cash bonuses based upon net earnings before taxes, other contingent compensation arrangements and non-recurring losses. Mr. Cox was granted 200,000 options in Fiscal 1999 under the amended agreement of which 100,000 are vested and 50,000 vest on each anniversary of the grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On November 16, 1998 Michael Cox, the Company's President, CEO and a director, together with his wife, was required by the Galen Funds to invest $100,000 as part of a private placement of approximately $3,200,000. Of the $3,200,000, the Galen Funds invested

$1,000,000 of cash and converted $1,050,000 of outstanding notes as part of the placement. Mr. and Mrs. Cox and 12 unaffiliated investors purchased the balance of the placement for cash. The per share purchase price for all participants was $1.67, which was determined by negotiations between the Company and the Galen Funds.

     It is the Company's policy not to engage in transactions with officers, directors, principal stockholders or affiliates or any of them unless such transactions have been approved by a majority of the disinterested directors and are upon terms no less favorable to the Company than could be obtained from an unaffiliated party in an arm's length transaction. During Fiscal 1997 there were no transactions between the Company and any officer, director or principal stockholder except as disclosed above with respect to executive compensation and stock options.

                               COMPANY PERFORMANCE

     The following graph shows a comparison of cumulative total returns on the common stock of the Company from November 30, 1994 through November 30, 1999 with the cumulative total return on the NASDAQ Stock Market - U.S. and the cumulative total return on a group of NASDAQ Health Services Stocks (SIC Code
80) compiled by the Center for Research in Security Prices at the University of Chicago (the "Peer Group"). The Company did not pay any dividends during this period.

     The graph assumes an investment of $100 in each of the Company, the NASDAQ Stock Market - U.S. and the Peer Group on November 30, 1994. The comparison also assumes that all dividends are reinvested.

Q-med
Index
Chart

                          Raw                               Index
           -------------------------------       -----------------------------
            NASDAQ       Health      Qmed        NASDAQ       Health      Qmed
            ------       ------      ----        ------       ------      ----
 1994      243.749      427.454      1.375       100.000      100.000    100.000
 1995      347.411      508.352      8.500       142.528      118.926    618.182
 1996      425.549      522.775     10.125       174.585      122.300    736.364
 1997      530.089      542.246      7.500       217.473      126.855    545.455
 1998      650.131      427.276      3.813       266.722       99.958    277.309
 1999     1116.805      340.093      2.875       458.178       79.562    209.091

Q-med
Index
Chart
                        Raw                                  Index
          -------------------------------         -----------------------------
          NASDAQ       Health       Qmed          NASDAQ     Health       Qmed
          ------       ------       ----          ------     ------       ----
 1993     243.222      347.520      1.875         100.000    100.000    100.000
 1994     243.917      427.408      1.375         100.286    122.988     73.333
 1995     347.503      507.704      8.500         142.875    146.093    453.333
 1996     425.647      522.105     10.125         175.003    150.237    540.000
 1997     530.256      537.999      7.500         218.013    154.811    400.000
 1998     650.081      423.663      3.813         267.279    121.910    203.360

     The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock. The stock price performance graph shall not be deemed to be incorporated into any filing under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent that the Company specifically incorporates this information by reference.

           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company's Board of Directors has appointed Amper, Politziner & Mattia, independent certified public accountants to serve as auditors for Fiscal 1999. Amper, Politziner & Mattia audited the Company's financial statements as of and for each of the years ended November 30, 1997, 1998 and 1999.

     A representative of the firm of Amper, Politziner & Mattia is expected to be present at the meeting and will be available to respond to appropriate questions. They will be given an opportunity to make a statement if they desire to do so.

                                  ANNUAL REPORT

     The Company's annual report for Fiscal 1999 is enclosed herewith.

     A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO:

                                   Q-MED, INC.
                              100 Metro Park South
                            Laurence Harbor, NJ 08878
                            Attn: Investor Relations

                              STOCKHOLDER PROPOSALS

     Proposals by Stockholders intended to be presented at the next annual meeting to be held in 2001 must be received by the Secretary of the Company by February 5, 2001 in order to be included in the proxy statement for that meeting.

                                 OTHER BUSINESS

     There is no matter other than those described above, so far as is known to the management of the Company, at the date of this proxy statement, to be acted on at the meeting. It is intended, however, if other matters come up for action at said meeting or any adjournments thereof, that the persons named in the enclosed form of proxy shall, in accordance with the terms of the proxy, have authority in their discretion to vote shares represented by proxies received by them, in regard to such other matters, as seems to said persons in the best interests of the Company and its stockholders.

                                              Q-MED, INC.

                                              _______________________
                                              Herbert H. Sommer
                                              Secretary

                                     [FRONT]



                                                                           PROXY

                                   Q-MED, INC.
                              100 METRO PARK SOUTH
                        LAURENCE HARBOR, NEW JERSEY 08878
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Michael W. Cox and Herbert H. Sommer as proxies, each with the power to appoint his substitute, and hereby authorizes them to vote, as designated on the reverse side, all of the shares of common stock of Q-Med, Inc. held of record by the undersigned on May 24, 2000, at the annual meeting of stockholders to be held on June 26, 2000 or any adjournment thereof.

                                     [BACK]



This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR Proposal 1 through 4, inclusive.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

1. ELECTION OF DIRECTORS

NOMINEES: Michael W. Cox, David Feldman, Richard I. Levin, M.D., Robert A. Burns, Dr. A. Bruce Campbell and Herbert H. Sommer

          FOR                                    WITHHELD
     all nominees                             from all nominees

FOR, except vote withheld from the following nominee(s):

2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.001 par value, from 20,000,000 to 40,000,000. For [ ] Against [ ]
      Abstain [ ]

3. To ratify the selection of Amper, Politziner & Mattia to serve as the Company's independent certified public accountants. For [ ] Against [ ] Abstain [ ]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. When shares are by joint tenants, both should sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                     Signature                             Date

                     Signature                             Date